UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INVESCO EXCHANGE FUND

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Invesco Exchange Fund

Annual Meeting of Partners

To be Held August 26, 2015

Dear Partner,

The Fund submitted a Proxy Statement for the Annual Meeting of Partners dated July 10, 2015 (“Proxy Statement”).1 The Proxy Statement discusses four proposals. The Fund’s Board of Managing General Partners (“Board”), including all of the Managing General Partners who are not “interested persons” of the Fund (as defined by the Investment Company Act of 1940) (“independent”), recommended voting in favor of each of the four proposals.

Your vote is critical. This memorandum discusses the reasons that Invesco believes the Fund’s partners should vote to (a) approve the redomestication of the Fund from a California limited partnership to a newly formed Delaware statutory trust (Proposal 3) and (b) ratify the selection of PricewaterhouseCoopers, LLP (“PwC”) as the Fund’s independent auditor (Proposal 2).

Redomesticate the Fund from a California Limited Partnership to a Delaware Statutory Trust

Invesco submitted a proposal to the limited partners to reorganize the Fund from a California limited partnership (a “CA LP”) to a newly formed Delaware statutory trust (“DE Trust”). The Fund’s Board, including the independent Managing General Partners, reviewed and unanimously approved the Plan of Redomestication and this Proposal 3 and recommended that the Fund’s partners vote “FOR” Proposal 3.

The CA LP structure involves unique California and partnership requirements, as well as complex tax-reporting, accounting and other procedures for partners and the Fund. The Fund is the only CA LP among the family of 144 Invesco Funds, all the rest of which are organized as Delaware statutory trusts. The Fund was organized in 1977 as a CA LP so that persons holding appreciated securities of a character suitable to the Fund’s investment objectives could exchange such securities for shares of the Fund without recognition of federal capital gains tax liability by reason of the exchange. These tax advantages will not change as a result of the Redomestication to a Delaware statutory trust.

The conversion of the Fund from a CA LP to a DE Trust is expected increase administrative efficiencies in the operation of the Fund and decrease costs by eliminating differences in governing documents and controlling law. The Board and the Adviser believe that the Redomestication will serve to simplify tax-reporting for partners and assimilate the domicile, business structure and governing documents of the Fund with other Invesco Funds. Among other things, the DE Trust will not have the costs and expenses of annual shareholder meetings, preparation of Schedules K-1 for federal and state tax purposes, special legal services related to its partnership structure and California domicile. As an example of special legal services, the board consolidation that was approved by partners last year required special legal counsel, board materials, and proxy statements for the Fund as a result of California law and partnership implications whereas the other Invesco Funds were able to share legal counsel, board materials and joint proxy statements, and take advantage of in-house expertise, thereby minimizing expenses. The cost savings from avoided annual partner meetings, tax reporting on Schedules K-1, and expenses associated with California limited

1 The Proxy Statement is hereby incorporated in this memorandum. Capitalized terms have the same definition as in the Proxy Statement.

partnership status that the shareholders of the DE Trust will realize are estimated to be $46,000 per year in the aggregate, excluding legal fees and expenses.

Additionally, the risk of operational errors due to differences in governing documents and controlling law will be reduced as the platforms in which the DE Trust operates will be the same as the other Invesco Funds, compared to its current one-off needs. Also, the DE Trust Fund will not automatically terminate on December 31, 2050, as it is currently stated in the Partnership Agreement.

The newly formed DST would have substantially similar portfolio characteristics, investment objective(s), strategies, risks, advisory agreements, subadvisory arrangements and other service arrangements. The Redomestication will provide shareholders of the DE Trust with the ability to exchange shares of the DE Trust into Class Y shares of other Invesco Funds.

The changes to partner voting rights that would result from the Reorganization would align the Fund’s partner voting rights with the shareholder voting rights of all other Invesco open-end funds as well as the shareholder voting rights of many, perhaps most, other mutual funds. At the time the Fund was organized, the Fund obtained an exemption from the SEC from certain provisions of the Investment Company Act of 1940 to permit the Fund’s limited partners to be treated as shareholders, rather than “affiliated persons” of the Fund, and to permit certain Managing General Partners to be treated as disinterested persons of the Fund to the extent that such Managing General Partners otherwise would be considered “interested persons” solely because they are Managing General Partners of the Fund or co-partners with other general partners who are “interested persons” of the Fund. The exemptive relief provided to the Fund was conditioned upon several representations, including that each Managing General Partner would be elected annually, and that limited partners would have the right to ratify or reject the appointment of auditors and the right to terminate the limited partnership. Due to the adoption of SEC rules that provide exceptions from the definitions of “affiliated person” and “interested person” for limited partners and general partners, respectively, who would be considered affiliated persons and interested persons solely because they are limited partners and general partners of a limited partnership, the Fund is no longer required to satisfy the requirements of the exemptive relief provided by the SEC. Although no longer required for many years, the Fund has not sought, until now, to amend its organizational documents to reflect the governance and voting structure of many, perhaps most, mutual funds.

We believe that oversight by the Fund’s Board, which is comprised greater than 75% of individuals who are not affiliated with Invesco, of the governance matters on which partners would no longer have a right to vote if Proposal 3 is approved is consistent with current practice for mutual funds and reflects the cost/ benefit tradeoff of seeking partner votes. We therefore believe that despite the elimination of certain voting rights, Proposal 3 is in the best interest of the Fund and its partners and recommend that you vote FOR the redomestication of the Fund to a DE Trust.

Ratify the Selection of PwC as Independent Auditor

The selection of the independent registered public accounting firm (“independent auditor”) of the Fund was submitted to partners for ratification.

PwC has been the independent auditor of the Fund since 2010. In 2010, Invesco Advisers, Inc. became the adviser to the Fund in connection with Invesco’s acquisition of Van Kampen’s mutual fund business. As a result, the Fund’s prior auditor was disqualified under the auditor independence rules from continuing to serve as independent auditor due to its pre-existing business relationships with Invesco. PwC was chosen as the replacement auditor for the Fund, in part, because PwC did not have disqualifying business relationships with Invesco and also because of the operational efficiencies, including economies of scale, in having one firm serve as independent auditor for all Invesco Funds. This year, the Board, including a majority of the independent Managing General Partners, re-appointed PwC as the independent auditor of the Fund for similar reasons.

Unlike most mutual funds, the Fund is taxed as a limited partnership and, therefore, is required to prepare and deliver (a) to the IRS a Form 1065 (U.S. Return of Partnership Income); (b) a separate partnership tax return to the State of California; and (c) to each partner of the Fund, federal and state Schedules K-1 (reporting to each partner his or her allocable share of the income, deductions and credits of the Fund in lieu of the much simpler Form 1099 sent to shareholders of a mutual fund taxed as a regulated investment company under Subchapter M of the Internal Revenue Code (“RIC”)). Also, the tax accounting rules applicable to a partnership under the Internal Revenue Code are more complex and time consuming to apply than the tax accounting rules applicable to funds taxed as RICs. As a result of the Fund’s unique tax structure, the tax-related fees paid to the Fund’s auditor are higher than the tax-related fees paid to the auditor of most mutual funds taxed as RICs. These tax-related fees are often as high or higher than the audit fees for the Fund due to this unique tax structure. None of Invesco, the Fund’s Board, nor PwC believe that these tax-related fees impair PwC’s independence in providing audit services for the Fund.

As shown in the chart below, the Fund’s non-audit (tax) fees have been higher than its audit fees for the past three years. Tax services are approved by the audit committee of the Fund and consist of professional services rendered for tax compliance, review and preparation of tax returns, and preparation of partner Schedules K-1. The audit committee of the Board, which is comprised entirely of independent Managing General Partners, considers whether the provision of non-audit services performed by PwC is compatible with maintaining independence in performing audit services. All the services provided by PwC were pre-approved by the audit committee pursuant to the audit committee’s policy available at www.invesco.com/us.

Fiscal Year Ended	Audit Fees	Audit- Related Fees	Tax Fees	All Other Fees	Total Non- Audit Fees	Total Fees
12/31/2014	$24,200	$0	$27,950	$ 0	$27,950	$52,150
12/31/2013	23,600	0	27,000	1,923	28,923	52,523
12/31/2012	29,800	0	35,000	0	35,000	64,800

Were PwC not ratified by partners to continue to serve as the Fund’s auditor, the Fund would need to seek a replacement auditor that would not serve as independent auditor for any of the other Invesco Funds. Invesco believes that the cost for a new auditor to serve as auditor of a single Invesco Fund would be much higher than PwC’s audit cost, which benefit from the economies of scale of serving as independent auditor to the entire Invesco Fund complex. Further, the cost of the tax-related services, if provided by the same firm that provides audit services, would likely be as high or higher than the cost of providing audit services for the same reasons that the cost of PwC’s tax services for the Fund are higher than the cost of its audit services. If the Fund sought to employ two different firms to provide tax and audit services, Invesco expects that the costs of such tax-services would be even higher than the cost of tax services provided by a firm that also provides audit services. Given that neither Invesco nor the Board believes that the provision of both tax and audit services by PwC impairs PwC’s independence, Invesco does not believe the benefits of employing a different audit firm, or two different firms to provide audit and tax services, outweighs the likely increased costs that partners will bear.

For the foregoing reasons, Invesco recommends that you vote FOR ratification of PwC as the Fund’s auditor.

This letter should be read in conjunction with the Proxy Statement, which was previously provided. If you would like to receive another copy of the Proxy Statement, please contact the Fund at 1-866-209-2450.